United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2011

SHUFFLE MASTER, INC.
(Exact name of registrant as specified in its charter)

Minnesota	0-20820	41-1448495
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1106 Palms Airport Drive Las Vegas, Nevada	89119-3720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 897-7150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2011, the Board of Directors (the “Board”) of Shuffle Master, Inc. (the “Company”) appointed Eileen F. Raney and A. Randall Thoman as members of the Board.  With the addition of Ms. Raney and Mr. Thoman, the Board will consist of seven members.

Both Ms. Raney and Mr. Thoman qualify as independent directors pursuant to applicable NASDAQ and SEC rules.  As independent members of the Board, Ms. Raney and Mr. Thoman were each appointed to the Company’s audit committee, governance committee and compensation committee.

Neither Ms. Raney nor Mr. Thoman have had any direct or indirect material interest in any transaction, or proposed transaction, to which the Company was or is to be a party.

There were no arrangements or understandings between Ms. Raney or Mr. Thoman and any other persons pursuant to which Ms. Raney or Mr. Thoman were selected as members of the Board.

Pursuant to the Company’s 2004 Equity Incentive Plan for Non-Employee Directors, Ms. Raney and Mr. Thoman were each granted 3,000 shares of restricted stock and options to purchase 17,000 shares of the Company’s common stock.   The restricted stock vests one year from the date of grant, provided the individual is a member of the Board on the vesting date.   The options have an exercise price of $11.10 and vest two years from the date of grant, provided the individual is a member of the Board on the vesting date.

The press release issued by the Company on January 11, 2011 in connection with the appointments is attached hereto as Exhibit 99.1.  The press release mistakenly reported the appointment date of January 11 rather than January 10.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1    Press Release dated January 11, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUFFLE MASTER, INC.
(Registrant)

Date: January 14, 2011

/s/ DAVID LOPEZ
David Lopez
Interim Chief Executive Officer